EXHIBIT 99.1

[LOGO] OSTEOTECH INC.
Innovators in Musculoskeletal Science

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         51 James Way, Eatontown, New Jersey 07724 USA o 1-800-537-9842
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                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE                              Contact:  Michael J. Jeffries
                                                   (732) 542-2800
October 20, 2003
                                                   NASDAQ Symbol:    OSTE


                  OSTEOTECH REPORTS THIRD QUARTER 2003 RESULTS


Osteotech Inc. announced today that its third quarter 2003 revenues and net income were in line with its October 3, 2003 pre-announcement. Third quarter 2003 revenues increased approximately 17% to $23,135,000 as compared to third quarter 2002 revenues of $19,691,000. Revenues in the nine months ended September 30, 2003 increased approximately 9% to $70,406,000 as compared to revenues of $64,785,000 in the nine months ended September 30, 2002. Domestic revenues increased approximately 14% and 5% to $21,134,000 and $64,317,000 in the three months and nine months ended September 30, 2003, respectively, as compared to $18,489,000 and $61,212,000 in the same periods of 2002, respectively. International revenues, consisting of revenues generated from human allograft tissue and bovine tissue, increased approximately 66% and 70% to $2,001,000 and $6,089,000 in the three months and nine months ended September 30, 2003, respectively, as compared to $1,202,000 and $3,573,000 in the same periods of 2002, respectively.

Gross profit margins in the three months and nine months ended September 30, 2003 were approximately 53% and 57%, respectively, and gross profit margins in the three months and nine months ended September 30, 2002, which included provisions for costs related to the previously reported temporary suspension of Base Tissue Segment processing operations as well as charges for obsolete and excess inventory, were approximately 36% and 51% in the comparable quarter and nine months of 2002, respectively.

Net income in the three months and nine months ended September 30, 2003 was $719,000 and $4,600,000 or $.04 and $.26 diluted net income per share, respectively. This compares to three months and nine months ended September 30, 2002 net income of $1,007,000 and $1,713,000 or $.06 and $.11 diluted net income per share, respectively. Although revenues and gross profit margins increased in the third quarter 2003 as compared to last year's third quarter, net income in this year's third quarter, as expected, has been negatively impacted by approximately $.02 per diluted share due to increased commissions associated with programs aimed at stabilizing the domestic Grafton(R) DBM business. Net income in the three months and nine months ended September 30, 2002 included various previously disclosed charges and income items which had a net negative impact on net income of $249,000 or $.01 per diluted share in the third quarter 2002 and a net negative impact on net income of $781,000, or $.05 per diluted share in the nine months ended September 30, 2002.

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As previously reported, in February, 2003, the Company and SpineVision, SA entered into a three year distribution agreement, which allows the Company to distribute SpineVision's C3(TM) Anterior Cervical Plate System, the Plus(TM) Pivot Link Universal System and the Uni-Thread(TM) Versatile Thoraco-Lumbar Spinal System in the United States. The initial phase of the agreement is a Trial Period that expires in October, 2003. The C3(TM) System and the Plus(TM) System have been well received by surgeons, however, the Uni-Thread(TM) System was not introduced into the market until September 2003. Therefore, the Company and SpineVision have agreed to extend the Trial Period until January 31, 2004 in order to allow for a sufficient period of time to complete the evaluation of the Uni-Thread(TM) System.

Richard W. Bauer, Osteotech's President and Chief Executive Officer, stated, "On October 3, 2003, the Company announced preliminary third quarter 2003 results, guidance for the balance of 2003 and initial guidance for 2004. Both revenue of $23.1 million and earnings of $.04 per diluted share were consistent with the October 3, 2003 announcement. Therefore, we feel comfortable reiterating our guidance for the full year, for revenues to be in the range of $94 million to $96 million and diluted net income per share in the range of $.63 to $.67, including the $.25 diluted net income per share impact from the GenSci settlement, which is expected to be concluded in fourth quarter 2003. It should be noted that on October 14, 2003, GenSci announced that they have emerged from bankruptcy which is a key event in the process leading to GenSci paying Osteotech what is owed under the terms of the settlement agreement. We also maintain our preliminary estimates for 2004 that revenues will be in the range of $108 million to $113 million and that diluted net income per share will be in the range of $.50 to $.55. We will, however, provide more visibility to 2004 after completing our 2004 budgeting process in December, 2003."

Mr. Bauer added, "As stated in my remarks during the October 3, 2003 conference call, we believe that the SpineVision products are being well accepted in the marketplace and we're pleased with our progress to date. This statement applies to all three products, however, it was felt that because of the delayed release of the Uni-Thread(TM) System to Osteotech from SpineVision, concluding the trial period, as provided for in the Distribution Agreement, in October, 2003 wouldn't allow for a fair appraisal of the Uni-Thread(TM) System. Therefore, management of both companies felt that extension of the trial period for all three products through January 31, 2004 was the appropriate course of action."

Mr. Bauer concluded, "The management at Osteotech believes strongly in the long-term potential of the Company. We see ourselves turning the corner with domestic Grafton(R) DBM and continued growth with bio-implants and metal implants. We believe we're way ahead of the competition in globalizing the tissue business, as evidenced by our recent successes, and down the road, we see excellent opportunities across all orthopaedic applications at the point we commercialize our Plexus technology. In addition, we've never been in a stronger long-term position regarding donated tissue availability."

Revenues in the DBM Segment, consisting primarily of Grafton(R) DBM revenues, increased approximately 6% to $11,534,000 in the third quarter of 2003 from $10,917,000 in the third quarter of 2002; and increased approximately 2% to $35,166,000 in the nine months ended September 30, 2003 from $34,558,000 in the same period of 2002. The improved revenues in the three months and nine months ended September 30, 2003 is attributed to increases of approximately 109% and 129%, respectively, in international Grafton(R) DBM revenues as well as revenues from Optium(TM) DBM processed for LifeNet and marketed by DePuy, which commenced in 2003. These increases in revenues were partially offset by approximately a 6% and 9% decline in domestic Grafton(R) DBM revenues as compared to the three months and nine months ended September 30, 2002, respectively, due to continued strong competitive pressures.
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The DBM Segment operating income in the third quarter 2003 declined to
$2,753,000 from $3,647,000 in the third quarter 2002 and improved to $10,374,000 in the nine months ended September 30, 2003 as compared to $8,163,000 in the nine months ended September 30, 2002. The decline in third quarter 2003 operating margins primarily resulted from the increase in international DBM revenues, which generate a significantly lower gross profit margin than domestic DBM revenues and because of the added commissions associated with programs aimed at stabilizing the domestic Grafton(R) DBM business.

Revenues in the Base Tissue segment increased approximately 33% and 21% to $9,675,000 and $30,587,000 in the three months and nine months ended September 30, 2003, respectively, as compared to $7,273,000 and $25,320,000 in the same periods of 2002, respectively. The improved revenues are primarily attributable to approximately a 106% and 39% increase, respectively, in revenues from processing of donor tissue for our clients, and approximately a 27% and 78% increase, respectively, in OsteoPure(R) Allogeneic Cancellous Tissue revenues. Bio-implant revenues were flat in the third quarter as compared to last year's third quarter, but increased approximately 8% in the nine months ended September 30, 2003 as compared to the same period last year. Bio-implant revenues in the three months and nine months ended September 30, 2002 included revenues of $192,000 and $1,189,000, respectively, from the bio-d(R) Threaded Cortical Bone Dowel, which was removed from the market in January, 2003.

Base Tissue Segment operating income was $59,000 and $1,904,000 in the three months and nine months ended September 30, 2003, respectively, as compared to operating losses of $2,914,000 and $5,627,000 in the same periods of last year, respectively. The improvement in operating income results primarily from increased revenues and improved gross profit margins. The three months and nine months ended September 30, 2002 included provisions for costs associated with the temporary suspension of processing operations and charges for obsolete and excess inventory aggregating $1,934,000. In addition, the nine months ended September 30, 2002 included a charge of $1,785,000 related to the settlement of a lawsuit.

Other revenues, consisting mainly of spinal metal implant products and bovine tissue products, were $1,926,000 and $4,653,000 in the three months and nine months ended September 30, 2003, respectively, as compared to revenues of $1,501,000 and $4,907,000 in the same periods of 2002, respectively. Revenues in the three months and nine months of 2002 included revenues of $404,000 and $1,133,000, respectively, from the Affirm(TM) Anterior Cervical Plate System, which we have suspended selling. As previously reported, in July, 2003, Alphatec Manufacturing Inc., the manufacturer of the Affirm(TM) Anterior Cervical Plate System, initiated a lawsuit against us in the United States District Court, Southern District of California, claiming among other things, breach of contract, and seeking damages including recovery of penalty payments for failure to meet the minimum purchase requirements specified in the contract. We have previously established reserves in excess of $2.5 million, including an estimate of any penalties that may result from the potential shortfall in minimum purchases. However, we deny all the claims of the lawsuit and intend to vigorously defend against the lawsuit.

We incurred an operating loss from other revenues, primarily from metal spinal implant systems, in the three months and nine months ended September 30, 2003 of $1,442,000 and $3,952,000, respectively, as compared to operating losses of $3,042,000 and $4,342,000 in the same periods of 2002, respectively. The operating losses result primarily from insufficient unit volume to cover overhead costs.

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Mr. Bauer will host a conference call on October 21, 2003 at 9:00 a.m. Eastern
Time to discuss third quarter results. You are invited to listen to the conference call by dialing (706) 679-7007. The conference will also be simultaneously Web Cast at http://www.osteotech.com. Automated playback will be available from 12:30 p.m. Eastern Time, October 21, through 11:55 p.m., October 28, by dialing (706) 645-9291 and indicating access code 3397225.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts which factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2002 and the Form 10-Q for each of the first two quarters of 2003) filed with the Securities and Exchange Commission. All information in this press release is as of October 20, 2003 and the Company undertakes no duty to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.

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                        OSTEOTECH, INC. AND Subsidiaries
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                  (dollars in thousands, except per share data)

                                                                     Three Months                          Nine Months
                                                                 Ended September 30,                   Ended September 30,
                                                        --------------------------------------  -----------------------------------
                                                                   2003                2002               2003              2002
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
Net revenues:
  Service                                                       $21,209            $ 18,190          $ 65,753           $ 59,878
  Product                                                         1,926               1,501             4,653              4,907
                                                        ------------------  ------------------  -----------------   ---------------
                                                                 23,135              19,691            70,406             64,785

Cost of services                                                  9,647               9,288            26,765             26,601
Cost of products                                                  1,217               3,401             3,422              5,366
                                                        ------------------  ------------------  -----------------   ---------------
                                                                 10,864              12,689            30,187             31,967
                                                        ------------------  ------------------  -----------------   ---------------

Gross profit                                                     12,271               7,002            40,219             32,818

Marketing, selling, general and administrative                    9,806               8,309            28,873             29,849
Research and development                                          1,095               1,002             3,020              2,990
                                                        ------------------  ------------------  -----------------   ---------------
                                                                 10,901               9,311            31,893             32,839

Litigation settlement charge                                                                                              (1,785)
                                                        ------------------  ------------------  -----------------   ---------------

Operating income (loss)                                           1,370              (2,309)            8,326             (1,806)
Interest expense, net                                              (126)               (162)             (590)              (782)
Gain on sale of patents                                                                                                      950
                                                        ------------------  ------------------  -----------------   ---------------

Income (loss) from continuing
   operations before income taxes                                 1,244              (2,471)            7,736             (1,638)
Income tax provision (benefit)                                      525              (3,478)            3,136             (3,258)
                                                        ------------------  ------------------  -----------------   ---------------

Income from continuing operations                                   719               1,007                                1,620
Discontinued operations                                                                                                       93
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Net income                                                      $   719            $  1,007          $  4,600           $  1,713
===================================================================================================================================
Earnings per share:
     Basic:
        Income from continuing operations                       $   .04            $    .06          $    .27           $    .10
        Discontinued operations                                                                                              .01
                                                        ------------------  ------------------  -----------------   ---------------
        Net income                                              $   .04            $    .06          $    .27           $    .11
                                                        ==================  ==================  =================   ===============
     Diluted:
        Income from continuing operations                       $   .04            $    .06          $    .26           $    .10
        Discontinued operations                                                                                              .01
                                                        ------------------  ------------------  -----------------   ---------------
        Net income                                              $   .04            $    .06          $    .26           $    .11
                                                        ==================  ==================  =================   ===============
Shares used in computing earnings per share:
     Basic                                                   17,093,937          16,916,152        17,049,605         15,542,076
     Diluted                                                 17,958,095          17,358,019        17,704,140         15,945,162



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                        OSTEOTECH, INC. AND Subsidiaries
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (unaudited)
                             (dollars in thousands)



                                                                  September 30,              December 31,
                                                                      2003                       2002
                                                                --------------------       --------------------

                   Assets

Cash, cash equivalents and short-term investments                        $ 12,236                   $ 13,988
Accounts receivable, net                                                   16,928                     11,545
Inventories                                                                 4,393                      4,820
Deferred processing costs                                                  26,287                     15,433
Other current assets                                                        8,539                     10,164
                                                                --------------------       --------------------
          Total current assets                                             68,383                     55,950
Property, plant and equipment, net                                         48,881                     53,535
Other assets                                                                5,778                      5,600
                                                                --------------------       --------------------
                                                                         $123,042                   $115,085
                                                                ====================       ====================



    Liabilities and Stockholders' Equity

Accounts payable and accrued expense                                     $ 16,249                   $ 11,370
Current portion of long-term debt                                           2,661                      2,661
                                                                --------------------       --------------------
          Total current liabilities                                        18,910                     14,031
Long-term debt                                                             13,927                     15,922
Other liabilities                                                           1,333                      1,637
                                                                --------------------       --------------------
          Total liabilities                                                34,170                     31,590
Stockholders' equity                                                       88,872                     83,495
                                                                --------------------       --------------------
                                                                         $123,042                   $115,085
                                                                ====================       ====================


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